Exhibit 10.32

OBAGI MEDICAL PRODUCTS
OMP. Inc.
310 GOLDEN SHORE, SUITE 120 LONG
BEACH. CALIFORNIA 90802

June 13, 2003

Stephen Garcia
9839 La Arena Circle
Fountain Valley, CA 92708

Dear Stephen:

We are pleased to confirm your acceptance of the position of Director of Finance and Corporate Controller with OMP, Inc. We look forward to you joining the Company and to a successful and enjoyable working relationship.

You are expected to perform the duties customarily associated with this position on a full-time basis, and will report directly to the CFO. The duties of your position, title, and the position to which you report are subject to change. Your employment will commence no later than July 1, 2003.

Salary: Your annual base salary shall be $125,000.00, paid in accordance with the Company’s normal payroll practices, subject to standard payroll deductions and withholdings.

Annual Performance Bonus: You shall be entitled to an annual performance bonus based on the achievement of certain benchmarks to be set by the Board of Directors of the Company in its discretion. You will be eligible for an annual performance bonus of up to 20% of your base salary beginning in the year 2003, as adjusted for performance in accordance with the benchmarks to be established, payable the following year (Q1 of 2004). No bonus is payable unless you are employed by the Company on December 31st of the applicable year.   All bonuses will be paid in accordance with the Company’s normal payroll practices, subject to standard payroll deductions and withholdings. Your bonus payments and eligibility are ultimately at the discretion of the Board of Directors and may be altered at any time.

Health/Insurance Benefits: You will be eligible to enroll in the Company’s group life, medical, dental and vision plans on July 1, 2003.

PH 562-628-1008

FX 562-628-1007

June 12, 2003

401k: You will be eligible to enroll in the Company’s 401K plan on January 1, 2004.

Vacation: You will receive three weeks paid vacation annually, according to the OMP Company Policy.

Your employment with OMP is “At-Will” and may be terminated by yourself or OMP with or without cause, at any time (including during and after the introductory period), for any reason whatsoever without advance notice. This at-will employment relationship supercedes any prior agreement or promise, whether made orally or written and cannot be changed except in writing and signed by the Chairman of the Board of OMP. Your signature below confirms your understanding that your employment with OMP is “At-Will” at all times.

Please find the your new hire documents attached. All accompanying forms must be completed and returned to Ericka Concha upon or prior to your start date with OMP.

Sincerely,

OMP, Inc.

By:	/s/ Curtis Cluff
Curtis Cluff, CFO/SVP Operations

Your signature constitutes the acknowledgement of receipt of this offer letter and accompanying forms.

/s/ Stephen Garcia
Stephen Garcia